Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

June 30, 2011

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, Texas 78735

Re:	Freescale Semiconductor, Inc. and Guarantors

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Freescale Semiconductor, Inc., a Delaware corporation (the “Issuer”), Freescale Semiconductor Holdings V, Inc., a Delaware corporation (“FSHV”), and SigmaTel, LLC, a Delaware limited liability company (“SigmaTel” and, together with the FSHV, the “Delaware Guarantors”), in connection with the public offering of $487,500,000 aggregate principal amount of the Issuer’s 10.75% Senior Notes due 2020 (the “10.75% Exchange Notes”) and $750,000,000 aggregate principal amount of the Issuer’s 8.05% Senior Notes due 2020 (the “8.05% Exchange Notes” and, together with the 10.75% Exchange Notes, the “Exchange Notes”) to be issued and authenticated under the applicable Indenture (as defined below). The obligations of the Issuer under the Exchange Notes are to be guaranteed by the Delaware Guarantors and the companies listed on Schedule I hereto (the “Bermuda Guarantors” and, together with the Delaware Guarantors, the “Guarantors”) on the terms specified in the applicable Indenture (the “Guarantees”). The 10.75% Exchange Notes will be issued under the Indenture, dated as of September 30, 2010 (the “10.75% Indenture”), by and among the Issuer, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The 8.05% Exchange Notes will be issued under the Indenture, dated as of June 10, 2011 (the “8.05% Indenture” and, together with the 10.75% Indenture, the “Indentures”), by and among the Issuer, the Guarantors and the Trustee. The 10.75% Exchange Notes are to be issued pursuant to an exchange offer (the “10.75% Exchange Offer”) in exchange for a like principal amount of the 10.75% Senior Notes due 2020 of the Issuer (the “10.75% Original Notes”) issued and outstanding under the 10.75% Indenture, as contemplated by the Registration Rights Agreement, dated as of September 30, 2010 (the “10.75% Registration Rights Agreement”), by and among the Issuer, the Guarantors and Citigroup Global Markets Inc., as the initial purchaser of the 10.75% Original Notes. The 8.05% Exchange Notes are to be issued pursuant to an exchange offer (together with the 10.75% Exchange Offer, the “Exchange Offers”) in exchange for a like principal amount of the 8.05% Senior Notes due 2020 of the Issuer (the “8.05% Original Notes” and, together with the 10.75% Original Notes, the “Original Notes”) issued and outstanding under the 8.05% Indenture, as contemplated by the Registration Rights Agreement, dated as of June 10, 2011 (together with the 10.75% Registration Rights Agreement, the “Registration Rights Agreements”), by and among the Issuer, the Guarantors and Barclays Capital Inc., as the initial purchaser of the 8.05% Original Notes.

Freescale Semiconductor, Inc.

June 30, 2011

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement on Form S-4 relating to the Exchange Notes and the Guarantees to be filed by the Issuer with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”);

(ii)	executed copies of each Registration Rights Agreement;

(iii)	executed copies of each Indenture;

(iv)	copies of the Issuer’s and each of the Delaware Guarantor’s Certificate of Incorporation or Certificate of Formation, as applicable, certified by the Secretary of State of the State of Delaware;

(v)	copies of the Issuer’s and each of the Delaware Guarantor’s By-laws or Operating Agreement, as applicable, as amended and in effect as of the date hereof, as certified by Dathan Voelter, Assistant Secretary of the Issuer and each Delaware Guarantor;

(vi)	copies of certain resolutions of the Board of Directors of the Issuer and FSHV and copies of certain resolutions of the Issuer as Sole Member of SigmaTel, adopted on August 10, 2010 or June 6, 2011, as applicable, as certified by Dathan Voelter, Assistant Secretary of the Issuer and each Delaware Guarantor; and

(vii)	the forms of each of the Exchange Notes, included as an exhibit to the applicable Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuer and the Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Issuer, the Guarantors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Issuer and the Delaware Guarantors, had or will have the power,

Freescale Semiconductor, Inc.

June 30, 2011

corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and except as to the Issuer with respect to the Exchange Notes and the Guarantors as to the Guarantees, the validity and binding effect thereof on such parties. We have also assumed that each of the Bermuda Guarantors has been duly organized and is validly existing in good standing under the laws of its respective jurisdiction of organization and has complied with all aspects of applicable laws of jurisdictions other than the United States of America and the State of New York in connection with the transactions contemplated by the Indentures, the Registration Rights Agreements, the Exchange Notes and the Guarantees. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer, the Guarantors and others.

Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the laws of the State of New York (including applicable provisions of the Delaware constitution and reported judicial interpretations interpreting Delaware corporate and limited liability company laws) and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated. Our opinion is subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights and we do not express any opinion with respect to the enforceability of the provisions contained in Section 10.02 of the Indentures to the extent that such provisions limit the obligation of the Guarantors under the Indentures.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Registration Statement, as finally amended, has become effective under the Act, each of the Indentures has been qualified under the Trust Indenture Act of 1939 and the Exchange Notes have been duly executed and authenticated in accordance with the terms of the applicable Indenture and have been delivered upon consummation of the applicable Exchange Offer against receipt of the applicable Original Notes surrendered in exchange therefor in accordance with the terms of the applicable Indenture, Registration Rights Agreement and Exchange Offer, the Exchange Notes and the Guarantees will constitute valid and binding obligations of the Issuer and each of the Guarantors, respectively, enforceable against the Issuer and each of the Guarantors, respectively, in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Freescale Semiconductor, Inc.

June 30, 2011

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

SCHEDULE I

Bermuda Guarantors

1.	Freescale Semiconductor Holdings I, Ltd., a Bermuda exempted limited liability company

2.	Freescale Semiconductor Holdings II, Ltd., a Bermuda exempted limited liability company

3.	Freescale Semiconductor Holdings III, Ltd., a Bermuda exempted limited liability company

4.	Freescale Semiconductor Holdings IV, Ltd., a Bermuda exempted limited liability company